Exhibit 99.1

SECURITY BANK CORPORATION ANNOUNCES RESULTS OF THE SPECIAL

SHAREHOLDERS’ MEETING

AND NAMES TONY E. COLLINS PRESIDENT AND CEO

Macon, GA., December 23, 2008 / GlobeNewswire/ — Security Bank Corporation (Nasdaq: SBKC) today announced that at a Special Shareholders’ Meeting, with approximately 93% of outstanding shares represented, 74.5% of shareholders voted to approve the first proposal to authorize the issuance of 2 million shares of preferred stock and 89.3% of shareholders voted to approve the second proposal to increase the number of authorized shares of voting common stock from 50 million to 80 million.

Security Bank Corporation also announced today that Tony E. Collins has been named President and CEO and has been appointed to the Board of Directors. Mr. Collins assumed the functions of President and CEO on an interim basis in September 2008 and he has over 30 years of banking industry experience, including 3 years most recently with Security Bank Corporation as Executive Vice President and Regional Executive – Atlanta. Security Bank Corporation also announced that Mel Jamison has been named Executive Vice President and Chief Credit Officer. Mr. Jamison has served most recently as President and CEO of Security Bank of Bibb County and previously was Executive Vice President and head of commercial lending for Security Bank of Bibb County. Dan Forrester has been elected President and CEO of Security Bank of Bibb County. Mr. Forrester has served most recently as Senior Vice President of Specialty Banking for Security Bank Corporation, having joined Security Bank of Bibb County in 2000 and served as its President prior to his holding company position.

Al Bridges, Chairman of the Board of Directors, stated, “Tony Collins brings significant banking industry experience, leadership skills and energy which has already been beneficial these past few months as Security Bank Corporation continues on its strategic course to preserve and raise capital, build liquidity and reduce expenses.”

Commenting on the results of the Special Shareholders’ Meeting, Mr. Collins remarked, “We continue to appreciate the strong support of our shareholders on these proposals, both of which will serve to enhance our ability in the future to raise capital with competitive financing alternatives.”

Investor Contact:	Lorraine D. Miller, CFA
Senior Vice President
478.722.6210

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.9 billion at September 30, 2008. Security Bank Corporation operates six community banks with offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank Corporation files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank Corporation’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.